UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Ballantyne Strong, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE AND PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

to be held at

Hampton Inn & Suites Omaha—Downtown
1212 Cuming Street
Omaha, Nebraska 68102

on

May 9, 2013 at 9:00 a.m. (Local Time)

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held May 9, 2013

The Annual Meeting of Stockholders of Ballantyne Strong, Inc. will be held at the Hampton Inn & Suites Omaha—Downtown, 1212 Cuming Street, Omaha, Nebraska 68102, on May 9, 2013 at 9:00 a.m., Local Time, for the following purposes:

1.	To elect seven directors of the Company to one-year terms.

2.	To consider and act upon a non-binding advisory resolution to approve the compensation of the Company’s Named Executive Officers, as described in the Proxy Statement.

3.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2013.

4.	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Only those stockholders of record at the close of business on March 11, 2013, (the “Record Date”) shall be entitled to notice of the meeting and to vote at the meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please submit your proxy as soon as possible to assure a quorum.  Please vote in one of these three ways:

(1)	Visit the website at www.investorvote.com/BTN and have your proxy card in hand to vote through the internet, or

(2)	Use the toll-free telephone number listed on the proxy card, or

(3)	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

If you vote on the website or by telephone you do not need to return the proxy card by mail.

Voting by any of these methods will ensure that you are represented at the Annual Meeting even if you are not there in person. Stockholders who have previously voted but attend the meeting may withdraw their proxy if they wish to do so, and vote in person.

If you desire assistance in scheduling overnight accommodations in Omaha, contact Mei Wu at Ballantyne at (402) 453-4444, ext. 2403. Early reservations are encouraged.

The formal meeting of stockholders will be followed by a review of our business. I look forward to seeing you at the Annual Meeting.

Dated this 25th day of March, 2013.

By Order of the Board of Directors

Gary L. Cavey President and Chief Executive Officer

Table of Contents

GENERAL INFORMATION ABOUT THE MEETING AND VOTING	1
Who may vote?	1
What is the purpose of the Annual Meeting?	1
Who may attend the Annual Meeting?	1
What constitutes a quorum?	1
May I vote by proxy card, by telephone or through the internet?	1
May I vote confidentially?	2
May I change my vote?	2
How does the Board recommend I vote?	2
How many votes are required to approve each Proposal?	2
What is a broker non-vote?	2
Who pays the expenses incurred in connection with the solicitation of proxies?	3
How can I find out the results of the voting at the Annual Meeting?	3
How may I get additional copies of the Annual Report?	3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	4
PROPOSAL ONE ELECTION OF DIRECTORS	6
BOARD OF DIRECTORS	6
CORPORATE GOVERNANCE	8
Board Leadership Structure and Role of the Board in Risk Oversight	8
Board Independence	8
Communication to the Board	9
Board Meeting Attendance	9
Board Attendance at Annual Meeting	9
Stock Ownership Guidelines for Directors and Officers	9
BOARD COMMITTEES	9
Audit Committee	9
Compensation Committee	10
Nominating and Corporate Governance Committee	10
EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS	12
Executive Summary	12
Compensation Discussion and Analysis	12
Compensation Risk Assessment	18
Compensation Committee Interlocks and Insider Participation	18
Compensation Committee Report	18
Executive Compensation	19
Summary Compensation Table	19
Grants of Plan-based Awards for Fiscal 2011	21
Outstanding Equity Awards at Fiscal Year-End	22
Options Exercised and Stock Vested	22
Director Compensation	23
REPORT OF THE AUDIT COMMITTEE	24
Independent Registered Public Accountants	24
PROPOSAL TWO ADVISORY VOTE ON EXECUTIVE COMPENSATION	25
Background	25
Non-Binding Advisory Resolution	25
Required Vote	25
STOCKHOLDER PROPOSALS	27
ADDITIONAL INFORMATION	27

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 9, 2013

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ballantyne Strong, Inc. (the “Company”). The 2013 Annual Meeting of Stockholders will be held on May 9, 2013 at 9:00 a.m., Local Time, at the Hampton Inn & Suites Omaha—Downtown, 1212 Cuming Street, Omaha, Nebraska 68102 and its telephone number is 402-345-5500.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 9, 2013

As permitted by Securities and Exchange Commission rules, the Company is making this Proxy Statement and its Annual Report available to its stockholders electronically via the internet. On March 28, 2013, the Company mailed to many stockholders a Notice of Interest Availability of Proxy Materials containing instructions on how to access this Proxy Statement, the Company’s Annual Report and vote online. Those stockholders who do not receive such a Notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a copy of this Proxy Statement, the proxy card, and the Annual Report by mail. This Notice also contains instructions on how you can (i) receive a paper copy of the Proxy Statement, proxy card and Annual Report if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement, proxy card and Annual Report over the internet next year if you received them by mail this year.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote?

The Company has one class of voting shares outstanding. Only stockholders of record of our common stock at the close of business on March 11, 2013, the Record Date, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on the Record Date. At the close of business on March 11, 2013, the Company had 14,059,797 shares of outstanding common stock, all of which are entitled to vote at the Annual Meeting. Each share of common stock will have one vote on each matter to be voted on. The shares of common stock held in treasury will not be voted.

What is the purpose of the Annual Meeting?

At the Company’s Annual Meeting, stockholders will act upon the matters described in the accompanying notice of meeting. In addition, management will report on Ballantyne’s performance during fiscal 2012 and respond to questions from stockholders.

Who may attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the Company’s common stock outstanding on the Record Date will constitute a quorum, permitting the meeting to conduct its business. As of the Record Date, 14,059,797  shares of common stock were outstanding. Broker non-votes, abstentions and proxies marked “withheld” for the election of directors, will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to a proposal.

May I vote by proxy card, by telephone or through the internet?

You may vote by proxy card, by telephone or through the internet. Voting by any of these methods will ensure that you are represented at the Annual Meeting even if you are not there in person.

May I vote confidentially?

Yes. The Company’s policy is to treat all stockholder meeting proxies, ballots and voting tabulations of a stockholder confidentially, if the stockholder has requested confidentiality on the proxy or ballot. Please refer to the proxy card for instructions.

If you so request, your proxy will not be available for examination and your vote will not be disclosed prior to the tabulation of the final vote at the Annual Meeting, except (i) to meet applicable legal requirements, (ii) to allow the independent election inspectors to count and certify the results of the vote or (iii) if there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission. The independent election inspectors may at any time inform us whether or not a stockholder has voted.

May I change my vote?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may change your vote on the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

How does the Board recommend I vote?

Unless you give instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth in the description of each proposal in this Proxy Statement. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

How many votes are required to approve each Proposal?

Election of Directors.  The election of a director requires the affirmative vote of a plurality of the shares present or represented by proxy at the meeting and entitled to vote. Consequently, votes to withhold and broker non-votes will have no impact on the election of directors. A properly executed proxy marked “Withhold” with respect to the election of a director nominee will be counted for purposes of determining whether there is a quorum, but will not be considered to have been voted for or against the director nominee. Brokers do not have the discretion or authority to vote your shares with respect to the election of directors.  Your broker will not be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a stockholder.

Advisory Vote on Executive Compensation.  The affirmative vote of a majority of the shares present or represented by proxy at the meeting will be deemed by the Board to constitute the advisory vote on executive compensation.

Ratification of Independent Auditors. The affirmative vote of a majority of the shares present or represented by proxy at the meeting are entitled to vote is required to approve Proposal 3, the ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ended December 31, 2013.

Other Proposals.  No other matters are anticipated to be brought before the meeting.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In this situation, a “broker non-vote” occurs. Shares constituting broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

Who pays the expenses incurred in connection with the solicitation of proxies?

The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokers and others for forwarding solicitation materials to beneficial owners of stock. In addition to the use of mail, proxies may be solicited by personal interview, telephone or facsimile. Computershare, Inc., the Company’s Transfer Agent, is prepared to assist the Company to solicit proxies, if necessary.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

How may I get additional copies of the Annual Report?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including financial statements, is available through our website at www.strong-world.com. For a printed copy, please contact our Corporate Secretary by mail at the address listed below:

Attn:	Corporate Secretary
Ballantyne Strong, Inc.
13710 FNB Parkway, Suite 400
Omaha, NE 68154

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Largest Owners of Ballantyne Shares

The following table shows each person or entity Ballantyne knows to be the beneficial owner of more than five percent of the Company’s outstanding common stock as of the Record Date of March 11, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Ariel Investments, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	976,598	6.95%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78749	923,152	6.57%
State of New Jersey Common Pension Fund B New Jersey Division of Investment 50 West State Street 9th Floor Trenton, NJ 08608	770,000	5.48%

(1)	This information is based on a Form 13G filed with the Securities and Exchange Commission on February 14, 2013.

(2)	Based upon 14,059,797 shares outstanding on March 11, 2013.

Share Ownership of Directors and Officers

The following chart sets forth, as of the close of business on March 11, 2013, certain information concerning beneficial ownership of common stock by each director and director nominee of the Company, each of the named executive officers (as defined below), and all directors and executive officers as a group.

Name	Number of Shares Beneficially Owned(1)		Percent of Common Stock(2)
Gary L. Cavey, President and CEO	87,345	(3)	*
Mary A. Carstens, Senior Vice President, CFO, and Treasurer	18,189	(4)	*
Christopher D. Stark, Senior Vice President and COO	39,813	(5)	*
Ray F. Boegner, Senior Vice President	42,973	(6)	*
Kevin Herrmann, Vice President, Secretary and Treasurer (16)	100	(7)
William F. Welsh, II, Chairman of the Board	138,250	(8)	*
James C. Shay, Director	4,700	(9)	*
Marc E. LeBaron, Director	32,500	(10)	*
Mark D. Hasebroock, Director	39,625	(11)	*
Samuel C. Freitag, Director	6,800	(12)	*
Donde Plowman, Director	6,800	(13)	*
Alvin Abramson, Director (17)	—
All directors and executive officers as a group (10 persons)	416,995	(14)	3.0%

*	Less than 1% of common stock outstanding. (1)

All executive officers beneficially own 188,320 shares, excluding 100 beneficially owned by Kevin Herrmann (17), including exercisable stock options and restricted stock, or 1.3% of the outstanding common stock.  (1)(15)

(1)
Each director, nominee and officer not shown as being a part of a group owns all outstanding shares directly and has sole or shared voting and investment power over such shares. The number of shares shown for stockholders reporting ownership as part of a group represents the total number of shares over which any member of the group has sole or shared voting or investment power.

(2)
Based upon 14,059,797 shares of common stock outstanding as of March 11, 2013. Each named person is deemed to be the beneficial owner of shares of common stock that may be acquired within 60 days of March 11, 2013, upon the exercise of stock options. The shares also include restricted stock which will vest within 60 days of March 11, 2013, as the individuals have sole or shared voting and investment power over such shares. Accordingly, the number of shares and percentage set forth next to the name of such person, all executive officers as a group and all directors, nominees and executive officers as a group includes the shares of common stock issuable pursuant to presently exercisable stock options and non-vested restricted stock. However, the shares of common stock so issuable upon exercise of stock options or unvested restricted stock by any such person are not included in calculating the percentage of common stock beneficially owned by any other stockholder.

(3)
Includes 16,762 shares of common stock directly owned by Mr. Cavey, 25,000 shares held in the Gary L. Cavey Revocable Trust of which Mr. Cavey is the Trustee and 45,583 shares purchasable pursuant to presently exercisable stock options.

(4)	Includes 8,489 shares of common stock directly owned by Ms. Carstens and 9,700 shares purchasable pursuant to presently exercisable stock options.

(5)	Includes 32,313 shares of common stock directly owned by Mr. Stark and 7,500 shares purchasable pursuant to presently exercisable stock options.

(6)	Includes 35,473 shares of common stock directly owned by Mr. Boegner and 7,500 shares purchasable pursuant to presently exercisable stock options.

(7)	Includes 100 shares of common stock directly owned by Mr. Herrmann.

(8)	Includes 133,550 shares of common stock directly owned by Mr. Welsh and 4,700 shares of restricted common stock vesting within 60 days of March 11, 2013.

(9)	Includes 4,700 shares of restricted common stock owned by Mr. Shay vesting within 60 days of March 11, 2013.

(10)	Includes 27,800 shares of common stock directly owned by Mr. LeBaron and 4,700 shares of restricted common stock vesting within 60 days of March 11, 2013.

(11)	Includes 34,925 shares of common stock directly owned by Mr. Hasebroock and 4,700 shares of restricted common stock vesting within 60 days of March 11, 2013.

(12)	Includes 2,100 shares of common stock directly owned by Mr. Freitag and 4,700 shares of restricted common stock vesting within 60 days of March 11, 2013.

(13)	Includes 2,100 shares of common stock directly owned by Dr. Plowman and 4,700 shares of restricted common stock vesting within 60 days of March 11, 2013.

(14)
Includes 293,512 shares of common stock owned directly by all directors, nominees and executive officers as a group, 25,000 shares owned indirectly by the Gary L. Cavey Revocable Trust, 28,200 shares of restricted common stock vesting within 60 days of March 11, 2013 and 70,283 shares purchasable pursuant to presently exercisable stock options.  The above numbers exclude 100 shares directly owned by Kevin Herrmann (17) and Alvin Abramson (18).

(15)
Includes 93,037 shares of common stock owned directly by all executive officers, 25,000 shares owned indirectly by the Gary L. Cavey Revocable Trust and 70,283 shares purchasable pursuant to presently exercisable stock options.

(16)	Mr. Herrmann resigned from the Company on April 2, 2012.

(17)	Mr. Abramson did not stand for re-election to the Board of Directors at the 2012 Annual Meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS

Ballantyne’s Certificate of Incorporation, as amended, and Bylaws, as amended, provide for the annual election of all directors. The Bylaws allow the Board to set the number of directors from time to time and to appoint directors between Annual Meetings. For purposes of this 2013 Annual Meeting the Board of Directors has set the number of directors at seven (7).

At the 2012 Annual Meeting stockholders elected seven (7) directors namely William F. Welsh, II, Gary L. Cavey, Marc E. LeBaron, Mark D. Hasebroock, Donde Plowman, Samuel C. Freitag and James C. Shay. All seven (7) of the presently-serving directors have been nominated for re-election.  Information on these current directors and Ballantyne’s corporate governance disclosures follow this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE ELECTION OF ALL THE NOMINEES.

BOARD OF DIRECTORS

Set forth below is a list of the seven (7) current directors and certain information regarding them. The chart below also sets forth the year in which each current director became a director of the Company. Each of these individuals has been nominated for election at the 2013 Annual Meeting.

William F. Welsh, II, age 71, was Chairman/CEO of Election Systems & Software from 1993 until his retirement in October 2003. He has served as a director of Lindsay Corporation (NYSE: LNN) since 2001. Mr. Welsh has served as a director of Ballantyne since 2000. The Nominating and Corporate Governance Committee believes that Mr. Welsh’s prior executive level leadership and experience as a Chief Executive Officer give him the operational expertise and breadth of knowledge to understand Ballantye’s business operations. His service on other boards of directors also provides a high level of expertise in strategic matters and corporate governance. All of these qualities are supportive of the Nominating and Corporate Governance Committee’s selection of Mr. Welsh as a director.

Gary L. Cavey, age 63, has been the Company’s President and CEO and a director since November 2010. From 2009 until joining the Company, Mr. Cavey served as COO of Midland Radio Corporation, an international industry leader in the manufacture and sale of two-way wireless communications systems for consumer and industrial applications. From 1999 until 2008, Mr. Cavey was President/CEO & Chairman of MAC Equipment, Inc., a leading manufacturer and marketer of pneumatic conveying and air filtration systems serving numerous industries. In selecting Mr. Cavey to serve as a director, the Nominating and Corporate Governance Committee considered his 15-plus years’ experience serving as a senior executive with his previous employers, his prior and current service on other corporate boards and the Company’s history of having its CEO serve on the Board.

Marc E. LeBaron, age 58, has served as Chairman/CEO of Lincoln Industries from 2001 to present. He previously served as President of Lincoln Industries from 1982 until becoming Chairman/CEO. He is also a director of Assurity Life Insurance Company. Mr. LeBaron has served as a director of Ballantyne since 2005. The Nominating and Corporate Governance Committee believes that Mr. LeBaron’s 30-plus years of organizational leadership experience, his ability to identify and implement business strategy and knowledge of corporate governance give him the operational expertise and breadth of knowledge which qualify him to serve as a director.

Mark D. Hasebroock, age 53, is the founder of Dundee Venture Capital (which was founded in 2010), a venture capital firm investing in growth companies with an e-commerce and web services focus. He is also Co-founder, Director and Secretary of Hayneedle.com (formerly Netshops, Inc.) from 2002 to present. Prior to co-founding Hayneedle, he served as an investment banker with McCarthy & Co., for approximately 13 years. Mr. Hasebroock has served as a director of Ballantyne since 2003. The Nominating and Corporate Governance Committee believes that Mr. Hasebroock’s executive level leadership, technology experience and financial background give him the operational expertise and breadth of knowledge which qualify him to serve as a director.

Samuel C. Freitag, age 57, has been an independent private investor since January of 2004. From July 2002 to December 2003, he was President of McCarthy Capital Corporation, a private equity fund manager of approximately $300 million in capital. From 1986 until 1997; he held various positions with George K. Baum Merchant Bank, LLC, including serving as Senior Managing Director and Director, Investment Banking. Mr. Freitag has served as a director of Ballantyne since June 2011. The Nominating and Corporate Governance Committee believes that Mr. Freitag’s investment banking experience and service on other boards of directors provide him the executive experience and knowledge to qualify him to serve as a director.

Donde Plowman, age 60, has been the Dean of the University of Nebraska-Lincoln’s College of Business Administration and a Professor of Management since July 2010. She was previously the head of the Department of Management at the University of Tennessee from 2007 to 2010. She previously held the position of Professor of Management at the University of Texas in San Antonio from 2007 to 2010, and Associate Dean for graduate programs and research and director of the Ph.D. program at the College of Business from 2000 to 2003. Dr. Plowman has published more than 40 articles and book chapters on management topics and has served as a management training consultant. Dr. Plowman has served as a director of Ballantyne since June 2011. The Nominating and Corporate Governance Committee believes that Dr. Plowman’s experience in business management academics, senior level academic leadership and management experience qualify her to serve as a director.

James C. Shay, age 49, is the Senior Vice President, Finance and Strategic Planning, and Chief Financial Officer for Great Plains Energy, Inc. (NYSE: GXP) and Kansas City Power & Light Company, a position he has held since July 2010. Previously, Mr. Shay served as Chief Financial Officer for Northern Power Systems from 2009 to 2010, Managing Director of Frontier Investment Bank from 2007 to 2009, Chief Financial Officer for Machine Laboratory, LLC (after its acquisition from BHA) from 2004 to 2006 and in various positions with BHA from 1992 until its acquisition of Machine Laboratory LLC in 2004. Mr. Shay is a Certified Public Accountant. Mr. Shay has served as a director of Ballantyne since May, 2012. The Nominating and Corporate Governance Committee believes that Mr. Shay’s extensive background in finance and accounting as well as his executive experience qualify him to serve as a director.

CORPORATE GOVERNANCE

The Board of Directors operates pursuant to the provisions of the Company’s Certificate of Incorporation (as amended) and Bylaws (as amended) and has also adopted several corporate governance policies to address significant corporate governance issues. The Board of Directors has adopted the following governance documents:

•	Code of Ethics

•	Corporate Governance Principles including procedures for bringing concerns or complaints to the attention of the Board, any Committee or individual director

•	Audit Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Compensation Committee Charter

These corporate governance documents are available on the Company’s website at www.strong-world.com.

Board Leadership Structure and Role of the Board in Risk Oversight

The Chairman of our Board and the Chief Executive Officer are not the same person. Since 2001, our Board has separated these duties, operating under the belief that a Board comprised of a majority of independent directors should be chaired by an independent director. It is also our Board’s belief that separation of these roles is appropriate for Ballantyne so as to create a distinction between strategic and operational leadership of our business. That said, it has also been the Board’s belief that our Chief Executive Officer, as the central operational and hands-on decision maker and the officer charged with implementing and overseeing the policies set by the Board, should serve as a director. Accordingly, Mr. Cavey serves as a director, as did his predecessor.

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic and operational risk exposure. The Audit Committee has the responsibility to consider and discuss major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also provides oversight of the performance of the internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of the Company’s corporate governance guidelines and the selection of prospective Board members and their qualifications. The Compensation Committee, in conjunction with the Audit Committee, assesses and monitors whether any of the Company’s compensation policies and programs have the potential to encourage excessive risk-taking. Typically, the entire Board meets with management and the applicable Board committees at least annually to evaluate and monitor respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from individuals responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Board Independence

The Board of Directors is composed of a majority of independent directors as defined by the listing requirements of the NYSE MKT. The Board of Directors has determined that each of Messrs. Welsh,  LeBaron, Hasebroock, Freitag, Shay and Dr. Plowman are all independent directors of the Company under the listing standards adopted by the NYSE MKT. It is the policy of the Board that the independent directors meet in executive session (i.e. without management present) at each regular Board Meeting as well as when they as a group deem such meeting appropriate or necessary. During 2012, the independent directors met four (4) times in person.  All independent directors attended at least seventy-five percent of the aggregate number of meetings held.

Communication to the Board

Stockholders wishing to communicate with the Board of Directors should address written correspondence to the Secretary of the Company who will present the communication to the Board.

Board Meeting Attendance

The Board of Directors held four (4) meetings in person during 2012. In addition, the Board of Directors held one (1) meeting via teleconference. Each current director attended at least seventy-five percent of the aggregate number of meetings held.

Board Attendance at Annual Meeting

All members of the Board of Directors are encouraged to attend the Annual Meeting. All directors serving at the time, except Mr. Abramson who retired in 2012 and did not stand for re-election, attended the 2012 Annual Meeting.

Stock Ownership Guidelines for Directors and Officers

The Company’s Corporate Governance Principles state that directors are expected to own the number of shares of common stock equal to the value of three times their annual retainer. New directors have three years in which to meet this expectation. The Compensation Committee annually reviews the status of this expectation. The Chief Executive Officer is expected to own shares equal to the value of 75% of his annual base salary. Other officers are expected to own shares in an amount indexed to that of the CEO based upon their respective base salaries. Officers have three years from the date of their appointment to satisfy this expectation. The Compensation Committee annually reviews the status of this expectation.

BOARD COMMITTEES

The Board has an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. The current charters for each of the Committees are available on our website, www.strong-world.com. The members of the Board committees, as of the date of this Proxy Statement, are identified in the following table:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William F. Welsh		X	Chair
Marc E. LeBaron	X	Chair	X
Mark D. Hasebroock	X	X	X
Samuel C. Freitag	X	X	X
Donde Plowman	X		X
James C. Shay	Chair		X

Audit Committee

The Board, acting under a written charter, has a standing Audit Committee. The Audit Committee consists of directors Shay (Chair), Hasebroock, LeBaron, Freitag and Plowman, who are independent directors, as defined by NYSE MKT listing requirements. Mr. Abramson was Chair of the Audit Committee until his retirement. All Audit Committee members are financially literate. The Board of Directors has determined that Mr. Shay is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company, and performs such other duties as are directed by the Board. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, and on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements. At least annually and generally on a quarterly basis, the Committee reviews and discusses matters separately with management of the Company and with the Company’s independent auditors.

The Committee is directly responsible for the appointment of the independent registered public accounting firm engaged to prepare and issue an audit report on the financial statements and internal controls of the Company and periodically reviews and evaluates their performance and independence from management. All audit and permitted non-audit services are pre-approved by the Committee. Any services not covered by prior pre-approval or services exceeding the pre-approved cost levels, must be approved in advance by the Committee. The Committee has delegated the responsibility of approving proposed non-audit services that arise between Committee meetings to the Chairman, provided that the decision to approve the services is presented for ratification at the next scheduled Committee meeting. During 2012, the Committee held two (2) meetings in person. In addition, the Committee held four (4) meetings via teleconference. All Committee members attended at least seventy-five percent of the aggregate number of meetings held.

Compensation Committee

The Compensation Committee of the Company’s Board of Directors consists of directors LeBaron (Chair), Welsh, Hasebroock and Freitag. All members of the Committee are independent as defined by the NYSE MKT listing requirements. The Compensation Committee acts under a written charter, adopted by the Board of Directors. The Committee functions include, but are not limited to:

•	Determining the compensation of the Chief Executive Officer.

•	Overseeing all other executive officers’ compensation, including salary and payments under the Company’s incentive and stock plans.

•	Administering the Company’s stock compensation plans including approving all individual grants and awards under these plans.

•	Reviewing compensation for non-employee directors and recommending changes to the Board.

The Compensation Committee has engaged Compensation Strategies, Inc., as the Committee’s independent executive compensation consultant as needed. Compensation Strategies reports directly to the Committee and provides advice on the structure and amounts of executive and director compensation. In addition, they also assisted with the development of the 2010 Long-Term Incentive Plan.

The Committee held three (3) meetings in person during 2012. In addition, the Committee held one (1) meeting via teleconference. All Committee members attended at least seventy-five percent of the aggregate number of meetings held.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are directors Welsh (Chair),  LeBaron, Hasebroock, Freitag, Plowman and Shay. Mr. Abramson was a member of the Nominating and Corporate Governance Committee until his retirement. All members of the Nominating and Corporate Governance Committee are independent as defined by the NYSE MKT listing requirements. The Nominating and Corporate Governance Committee acts under a written charter, adopted by the Board of Directors. The functions of the Committee include, among other items, overseeing all aspects of the Company’s corporate governance functions including compliance with significant legal, ethical and regulatory requirements. The Nominating and Corporate Governance Committee also reports to, and assists, the Board of Directors in identifying individuals for membership to the Board and recommends to the Board the director nominees for the next Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee held two (2) meetings in person during 2012.  All Committee members attended at least seventy-five percent of the aggregate number of meetings held.

Director Nomination Process—The Nominating and Corporate Governance Committee believes that the Company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Committee will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election or if a vacancy occurs between annual stockholder meetings, the Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based upon input from the members of the Board, senior management of the Company and, if the Committee deems appropriate, a third-party search firm.

Candidates will be chosen for their ability to represent all of the stockholders, and for their character, judgment, fairness and overall ability. As a group, they are expected to set the appropriate policy for the Company, and to bring to the Board of Directors broad experience in business matters and an insight and awareness of the appropriate and ever-changing role that corporations should have in society. Because the advice of those facing similar issues is of particular value, executive officers of other corporations are desirable candidates. Ballantyne does not have a set policy or process for considering “diversity”, however that term may be defined, in identifying nominees. However, Ballantyne’s corporate governance principles provide that the Nominating and Governance Committee shall strive to identify and recruit individuals whose diverse talents, experiences and backgrounds enhance the inclusive environment in which the Board currently functions. The Committee relies upon its judgment of the foregoing general criteria and the following personal criteria in selecting candidates for nomination to the Board of Directors:

•	Independence and absence of conflicts of interest

•	Honesty, integrity and accountability

•	Substantial business experience with a practical application to the Company’s needs

•	Willingness to ask tough questions in a constructive manner that adds to the decision making process of the Board

•	Demonstrated ability to think strategically and make decisions with a forward looking focus

•	Ability to assimilate relative information on a broad range of topics

•	Willingness to express independent thought

•	Team player

•	Willingness to make a strong commitment of time and attention to the Board’s processes and affairs

•	Ability to commit to Company stock ownership

The Nominating and Corporate Governance Committee evaluated Messrs. William F. Welsh, II, Gary L. Cavey, Marc E. LeBaron, Mark D. Hasebroock, Samuel C. Freitag, James C. Shay, and Dr. Donde Plowman, all of whom are incumbent directors, and recommended their nomination to the Board of Directors. The Board, in turn, nominated these seven persons for re-election as directors at the 2013 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee will also consider proposals for nominees for director from stockholders which are made in writing to the Secretary of the Company and comply with Bylaw requirements. The recommendation must contain sufficient background information concerning the nominee to enable a proper judgment to be made as to his or her qualifications. Recommendations must also include a written statement from the candidate expressing a willingness to serve.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following is a list of the names and ages of the current executive officers of the Company (and those former executive officers required to be listed under SEC requirements), their business history and their term of office with the Company.

Name	Age	Position and Principal Occupation	Officer Since
Gary L. Cavey	63	Director, President and CEO of the Company since November 2010. From 2009 to 2010 served as COO of Midland Radio Corporation. From 1999 until 2008, served as President/CEO & Chairman of MAC Equipment, Inc.	2010
Mary A. Carstens	56	Senior Vice President, CFO, and Treasurer since April 2012. From July 2011 to 2012 she served as Vice President and CFO. From 2005 until March 31, 2011, Ms. Carstens worked for Belden, Inc. (NYSE:BDC), a global manufacturer of cable and networking products. She held a number of different positions with BDC, with her latest assignment being the Chief Financial Officer and Vice President of the Asia Pacific Division.	2011
Christopher D. Stark	52	Senior Vice President and COO since May 2010. From 2009 to 2010 he served as Vice President and COO, and was Vice President of Operations from 2007-2009. Served as General Manager for Nobbies, Inc. from September 1999 to April 2007.	2007
Ray F. Boegner	63	Senior Vice President; previously Senior Vice President of Sales; Vice President of Sales prior to November 1996; joined Company in 1985.	1997
Kevin S. Herrmann	47	Vice President, Secretary and Treasurer from July 2011 to April 2012. He was CFO, Secretary and Treasurer from September 2006 to July 2011. He joined the Company as Controller in 1997. Mr. Herrmann resigned from the Company on April 2, 2012.	2006

Compensation Discussion and Analysis

Compensation Philosophy

Decisions with respect to executive compensation are made by the Compensation Committee on an individual basis based upon a number of factors, including, but not limited to, the provisions of any existing employment contract with an executive officer, evaluation of the executive officer’s performance, the level of responsibility associated with the executive officer’s office, recruitment requirements and the performance of the Company. The Compensation Committee periodically utilizes Compensation Strategies, Inc. as its independent executive compensation consultant. Compensation Strategies reports directly to the Committee and provides advice from time to time to the Committee on the structure and amounts of executive and director compensation. Compensation Strategies provides no other services to the Company.

Compensation of the executive officers of the Company has historically been structured to motivate, reward and retain the executive officers consistent with the needs of the Company from time to time. The major elements of the executive officers’ compensation are base salary, short-term incentives in the forms of cash, restricted and unrestricted stock, and long-term incentives in the forms of stock options, restricted stock and units, stock appreciation rights and performance shares and units.

The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. To that end, the Board of Directors adopted, and the stockholders approved, the Ballantyne Strong, Inc. 2010 Long-Term Incentive Plan. The Board of Directors believes that the 2010 Plan, coupled with the 2005 Restricted Stock Plan, is essential to recruit, motivate and retain a high caliber management team and is expected to advance the long-term success of the Company by rewarding executive officers and key employees for the achievement of certain performance goals designed to increase stockholder value over a multi-year period.

Compensation Recoupment Policy

The Board has adopted, as part of its Corporate Governance Principles, a policy on recoupment of executive compensation. If the Board learns of any misconduct by an officer that damages the Company’s operation, reputation, or standing, or that causes the Company to have to restate its financial statements, the Board may among other actions, and to the extent permitted by governing law, require the surrender, forfeiture and cancellation of all restricted stock awards, options or other non-cash compensation previously granted to the officer. The Board may also require reimbursement of any performance-based cash compensation received by the officer and which award was influenced by the misconduct in question.

Say on Pay Vote

The Company conducted its first advisory vote on executive compensation in May 2011. The resolution passed with 96% of the vote. The Company’s stockholders in May 2011 also cast 89% of their votes in favor of an annual say-on-pay vote. In May 2012 the resolution passed with 98% of the vote. The Board of Directors and the Compensation Committee considered these results in determining compensation policies and decisions for the remainder of 2012 and for 2013. The Board and the Committee also determined to hold annual say-on-pay votes and, based on the significant level of stockholder support, to continue the current compensation objectives, strategies, processes and practices described below.

Base Salary

The base salaries of executive officers have historically reflected, and will continue to reflect their individual contribution to the Company. Base salaries have historically been reviewed annually and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.

The Compensation Committee reviews and establishes the base salary of the Chief Executive Officer based on independent competitive data, his leadership in establishing performance standards in the conduct of the Company’s business, and its expectation as to his future contributions in directing the long-term success of the Company and its business.

Cash and Restricted Stock Bonuses

The Committee believes that the annual bonus of key employees, including executive officers, should be based on optimizing profits and prudent management of the capital employed in the business. Annual incentive compensation is determined and paid pursuant to the Company’s Short-Term Incentive Plan (“STI Plan”). The STI Plan is an annual incentive program that provides the executive officers and key management bonuses if the Company achieves certain goals. Each payout is further subject to the achievement of certain individual goals, as defined. The STI Plan provides for a bonus payout in the form of cash, restricted and unrestricted stock or some combination thereof based on certain criteria. The bonuses paid for fiscal 2012 performance were in the form of cash.  For the 2012 STI Plan, the Compensation Committee established certain target award percentages of base salary to determine the target award for the named executive officers and certain key employees. The target award for Mr. Cavey was set at 50% of his base salary while the target awards for the remaining named executive officers (other than Mr. Herrmann) were set at 35% of their base salaries.

The Compensation Committee set three universal tactical goals that comprised 85% of the entire target award that applied to each of the participants of the STI Plan. The first universal goal was that fiscal year 2012 pre-tax income exceeds certain thresholds as set forth in the Plan. This goal represented 45% of the target award. The second universal goal was fiscal year 2012 Strong-MDI sales exceeding certain thresholds as set forth in the Plan. This goal represented 20% of the target award. The final universal tactical goal was fiscal year 2012 Strong Technical Services revenue exceeding certain thresholds set forth in that Plan. This goal represented 20% of the target award. The Committee also set certain goals specific to each participant’s area of responsibility and represented the final 15% of the target award. In order for any payout to occur, the first universal goal had to be achieved.

The Committee deemed all the goals described above to be effective in focusing management on continued profitability even with the challenges of operating under the Company’s transition from being a film projector manufacturing company to one based on the service and distribution of equipment.

All three of the universal tactical goals were achieved. Not all participants achieved their individual goals. The payout for the target awards are reflected in the Summary Compensation Table were paid in cash in 2013.

Stock Plans

During 2005, the Committee adopted, and the stockholders subsequently approved, the 2005 Restricted Stock Plan. The Committee believes the Plan provides a mechanism to align executive and stockholder interests and assists the Company in attracting and retaining key executives. In January 2012, 28,210 shares of common stock were granted to key employees under the Plan as partial payment for goals met under the STI Plan for fiscal 2011. A total of 41,310 shares remain available for issuance pursuant to this Plan.  The Plan is set to expire in September of 2013.

The Company also has an Employee Stock Purchase Plan to provide a method by which eligible employees may purchase common stock on a discounted basis through payroll deductions. The maximum number of shares of common stock that can be purchased by an eligible employee pursuant to any plan year is 2,000 shares. The Committee believes that participation in the Plan provides eligible employees at all levels with an opportunity and incentive to contribute to the success of the Company through stock ownership. A total of 65,753 shares have been reserved and remain available for issuance pursuant to this Plan. The Plan is set to expire in October of 2013.

2010 Long-Term Incentive Plan

The long-term incentive component is designed to reward the achievement of longer-term strategic objectives and align the financial interests of the Company’s executive officers with those of the Company’s stockholders.  The 2010 Plan is administered by the Compensation Committee. The 2010 Plan provides the Committee with the flexibility to design compensatory awards that are responsive to the Company’s needs. Subject to the terms of the 2010 Plan, the Committee has the discretion to determine the terms of each award, including which award, if any, may be subject to vesting upon a “change in control” of the Company, as such term is defined in the 2010 Plan. In general, all awards under the 2010 Plan to Company executive officers and other key employees will be made by the Committee. However, the Committee may delegate to one or more officers of the Company the day-to-day administration of the Plan. Awards under the 2010 Plan may be in the form of stock options, stock appreciation rights, restricted shares, restricted units, performance shares or performance units. The Company expects that executive officers and key employees may receive awards from time to time under the 2010 Plan. The benefits or awards that may be received by or allocated to participants will be determined at the discretion of the Committee based on the development of a series of long-term strategic goals that the Board of Directors believes will significantly enhance stockholder value if achieved. The maximum number of shares as to which stock awards may be granted under the 2010 Plan is 600,000 shares, subject to adjustments by the Committee for stock splits, stock dividends, recapitalizations, acquisitions and other similar transactions or events. In January 2012, the Committee decided to grant a combination of performance  units (“PRUs”), restricted stock awards (“RSAs”) and nonqualified stock options awards to provide the Company’s executive officers with long-term incentive compensation. The PRUs, RSAs and stock options were granted pursuant to the Company’s 2010 Plan which was approved by the stockholders at the Company’s annual stockholder meeting in May 2010. The Committee included stock options in order to enhance the long-term incentive plan’s perceived value and to reduce pressure on goal-setting for the PRUs which can be difficult given the transitional nature of the Company’s business. The Committee believes that the mix of RSAs, PRUs and stock options will continue to promote sustained long-term performance, goal alignment and retention.

139,000 options, 56,000 RSAs and 527,000 PRUs were awarded to executive officers under the Plan, the details of which are reflected in the Summary Compensation Table. As of December 31, 2012, a total of 405,000 shares remain available for issuance pursuant to this Plan which will terminate on May 19, 2020.

Performance Units. Each PRU has a value of $1.00 and represents a right to receive a cash payment at a specified time in the future if certain performance objectives have been met during the specified performance periods leading up to the payout of the PRU. PRUs are, therefore, designed to reward achievement of specific performance objectives over these periods. In 2012, the Compensation Committee awarded PRUs with a threshold payout of 50% of the target number and a maximum payout of 150% of the target number. In addition to requiring satisfaction of the applicable threshold performance levels, PRUs are only payable if the recipient remains employed with the Company until payout occurs after the end of the performance periods.

Restricted Stock Awards. RSAs represent a right to receive ownership of a certain number of shares of the Company’s common stock at a specified time in the future, but are not conditioned upon achieving any specific performance objectives, and are only issuable if the recipient remains employed by the Company at the end of the vesting period leading up to the issuance of the RSAs. RSAs are designed primarily to encourage retention of executive officers and key employees.

Nonqualified Stock Options. Nonqualified stock options represent an option to purchase shares of the Company’s common stock at an option price equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date. The stock options are designed to motivate executives to increase stockholder value as the stock options will only have value if our stockholders also benefit from increasing stock prices.

The PRUs have a three-year vesting period and the RSAs and stock options have four-year vesting periods. The PRUs awarded during fiscal 2012 will not become payable until after fiscal 2015. As soon as practicable after December 31, 2015, but not later than March 15, 2016, the Company will pay a cash lump sum PRUs which have been earned. As of January 11, 2013, a total of one third of the number of PRUs originally granted has vested at a payout of 123% of target. See Summary Compensation Table. The Committee also felt that a three-year period was commonly used by similar companies for this reason. The RSAs awarded during fiscal 2012 vest ratably over a four-year period commencing on January 11, 2013, provided that the executive officer continues her or his employment with the Company during the vesting period. Nonqualified stock options vest ratably over a four-year period commencing January 11, 2013, provided that the executive officer continues her or his employment with the Company during the vesting period, and expire 10 years after the grant date.  The Committee intends that annual grants of long-term incentive awards will provide constant motivation and alignment of executive and stockholder interests extending into the future and will support executive retention.

PRU Awards. For the previously discussed reasons, the Committee determined that a part of the long-term incentive award granted to each executive officer would consist of PRUs. Each PRU awarded in fiscal 2012 has three performance periods running through the end of fiscal 2014. The Committee determined to choose performance measures on an annual basis for each of the 2012, 2013 and 2014 performance periods. For the 2012 performance period, the Committee chose revenue and net income as the performance measures to be used to determine PRU payouts for that performance period. For the 2013 and 2014 performance periods, the Committee may consider several performance measures, including measures that are tied to the accomplishment of specific performance objectives.

For 2012, the Committee chose to correlate PRU payouts to revenue and net income because it determined that there was a reasonable relationship between these performance measures and stockholder value. Additionally, these performance measures could be easily quantified and calculated for the purposes of determining whether the Company had met the necessary performance requirements. The Committee assigned equal weighting to revenue and net income for purposes of determining PRU payouts in order to drive profitable growth and focus on appropriate expense management.  Although the Committee feels that revenue and net income reasonably approximate the connection between executive performance and stockholder value, the Committee has the authority to make subsequent PRU awards according to different performance measures.

For the purpose of calculating revenue and net income, any acquisitions made by the Company and revenues, expenses or assets associated with such acquisitions are excluded in the fiscal year of the acquisition, but will be fully included during every year thereafter.

The Committee established the following performance measures for revenue and net income for the PRUs awarded in fiscal 2012:

	Revenue	Net Income
Threshold – 50%	$113.0M	$4.5M
Target – 100%	$141.3M	$5.6M
Maximum – 150%	$169.6M	$7.8M

The Committee attempted to establish maximum and threshold performance levels that would appropriately reward the executive officers for exceptional performance, while also providing them with continued motivation in the event that market factors or down periods make it impossible to meet target performance levels. A partial PRU is earned if the Company achieved at least threshold performance for one of the performance factors even if the Company did not achieve threshold performance for the other performance factor.

For 2012, the revenue and net income performance measures were weighted equally and independently calculated and earned once the defined threshold for such performance measure is achieved, even if the threshold for the other performance measure was not achieved. The 2012  PRUs were earned by determining  the actual performance measured against the performance goals for each performance measure. At the threshold level for both performance measures each PRU is paid at $.50, and payments increases  to $1.00  if the target level is achieved for both performance measures and payment increases  to $1.50 if the maximum level is achieved for both performance measures.  Payout factors are linearly interpolated when actual performance results fall between the threshold, target and maximum levels. For 2012, PRUs were earned at 123% of Target, calculated as follows: revenue of $169.1M was 149% of Target and net income $5.542M was 97% of Target. Weighing each performance measure equally yielded a final payout percentage of 123% of Target.

In the event of a change in control of the Company while the executive officer is employed by the Company and on or before December 31, 2015, the executive officer is entitled to receive cash payment for PRUs which is equal to the sum of:

(i)           the amount of the PRU, if any, that has been earned, based on the attainment of the applicable performance objectives set by the Committee, during such of the 2012, 2013, and 2014 performance Periods which have been completed on or prior to the date of the Change in Control; plus

(ii)           the amount of the PRU that could have been earned, based on the deemed attainment of performance targets set by the Committee and actual performance through the date of the Change in Control (as determined by the Committee) for the performance period in which such Change in Control occurs and any performance periods that had not yet commenced by the date of the Change in Control.

The amounts of PRUs so determined vest as of December 31, 2015, provided that executive officer has been continuously employed by the Company (or its successor) through such date.

Restricted Stock Awards. For the previously discussed reasons, the Committee determined that each executive officer’s long-term incentive award should consist of RSAs. The RSAs awarded in fiscal 2012 vest according to a four-year schedule, with one-fourth of the RSUs vesting commencing on January 11, 2013  contingent upon the named executive officer’s continued employment with the Company during the vesting period. Accordingly, if a named executive officer received 12,000 RSAs in fiscal 2012 and remains employed with the Company, 3,000 of those RSAs vested on January 11, 2013, another 3,000 RSAs would vest on January11, 2014, another 3,000 RSAs would vest on January 11, 2015 and then the final 3,000 RSAs would vest on January 11, 2016. All RSAs granted in fiscal 2012 fully vest upon a change in control of the Company.

Nonqualified Stock Options. For the previously discussed reasons, the Committee determined that each executive officer’s long-term incentive award should consist of nonqualified stock options. The nonqualified stock options awarded in fiscal 2012 have an option price of $4.70 (which is equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date of January 11, 2012) and  vest ratably (one-fourth each year) on January 11th of the next four calendar years following the grant date. Vesting is contingent upon the executive officer’s continued employment with the Company during the vesting period. No stock option may be exercised more than 10 years from the date of grant. All stock options granted in fiscal 2012 fully vest upon a change in control of the Company.

401K Retirement Plan

The Company has adopted a Retirement and Savings 401(k) Plan (the “Plan”), which is a combination savings and profit sharing plan designed to qualify under Section 401 of the United States Internal Revenue Code of 1986, as amended (the “Code”), including the provisions of Section 401(k). In 2012, all employees of Ballantyne who were at least eighteen years old and who had completed six months of service were eligible to participate in the Plan. Each participant may defer up to 100% of their compensation. The Company will match 50% of the amount deferred up to 6% of their compensation. In addition, the Company may elect, at the discretion of the Board, to contribute an additional amount. All contributions to the Plan are non-forfeitable. For 2012, no participant could contribute more than $17,000 to the Plan and receive a deduction for federal income tax purposes while certain participants age 50 or older could contribute up to $22,500. Benefits may be distributed to participants or their beneficiaries, as the case may be, in the event of a participant’s death, retirement or other termination of service, or, if the participant so requests, on reaching age 59 1/2. Participants may be eligible to withdraw benefits in case of hardship.

Contributions to the Plan made by the Company on behalf of the named executive officers of the Company are included in the Summary Compensation Table.

Other Employee Benefits

At the end of 2010 the Company changed its policy of providing automobiles to certain named executive officers. The Company also provides its executives with certain benefits which are generally available to all employees of the Company, such as excess life and disability insurance. These benefits for the named executive officers of the Company are included in the Summary Compensation Table.

Employment Contracts

During fiscal 2012, the Company had written employment agreements with each of Mr. Cavey, Ms. Carstens and Mr. Boegner.  The material provisions of each of these agreements are discussed below.

Mr. Cavey’s agreement provides for an annual salary, which is subject to annual review and adjustment based upon his performance. He is eligible for performance-based compensation in the form of an annual bonus under the Company’s Short-Term Incentive Plan and is eligible to participate in Ballantyne’s 2010 Long-Term Incentive Plan. He is eligible to participate in and/or receive other benefits provided to other employees of the Company. He was also granted 50,000 non-qualified stock options, the details of which are reflected in the Summary Compensation Table. The agreement obligates Mr. Cavey to acquire and maintain holdings of Ballantyne’s common stock equivalent to at least 75% of his base salary within three years of his hiring, which is consistent with the Company’s stock ownership requirements set forth in the Company’s Corporate Governance Principles. In the event his employment is terminated by Ballantyne without good cause or by Mr. Cavey for good reason, as these terms are defined in the agreement, then he will receive his base salary through the later of October 31, 2013, or nine months after the date his employment is terminated. In addition, Ballantyne will pay for or reimburse Mr. Cavey for the cost of health insurance during this same period or for 12 months whichever is shorter. The agreement with Mr. Cavey provides that in the event of a change-in-control (as defined in the agreement) the agreement will continue in effect and any termination of the agreement will be treated as being without cause, entitling Mr. Cavey to the severance benefit discussed above. Assuming a termination date of December 31, 2012, as required by SEC rules, the approximate value of the severance benefits would have been $306,897 for Mr. Cavey. In addition, the terms of the stock options granted to Mr. Cavey provide for accelerated vesting in the event of a change-in-control. Assuming that a change-in-control occurred at December 31, 2012, as required by SEC rules, the approximate value of the vesting stock options would have been zero as the exercise price to be paid by Mr. Cavey exceeded the Company’s stock price at December 31, 2012.

Ms. Carstens’ employment agreement with the Company provides for a base salary. She is eligible for performance-based compensation in the form of an annual bonus under the Company’s Short-Term Incentive Plan and is eligible to participate in the 2010 Long-Term Incentive Plan. She received relocation reimbursement and six-months of temporary living expense reimbursement and a stock option grant of 2,200 non-qualified stock options, the details of which are reflected in the Summary Compensation Table. The agreement requires Ms. Carstens to acquire and maintain holdings of Ballantyne’s Common Stock equivalent to 50% of her base salary within three years of her hiring, which is consistent with the Company’s stock ownership requirements set forth in the Company’s Corporate Governance Principles. In the event that her employment is terminated by Ballantyne without good cause or by Ms. Carstens with good reason, as these terms are defined in the agreement, then she will receive her base salary for a period of six (6) months after the date her employment is terminated. In addition, Ballantyne will pay for or reimburse Ms. Carstens for the cost of health insurance during this same period. She is eligible to participate in and/or receive other benefits provided to other employees of the Company. The agreement with Ms. Carstens provides that in the event of a change-in-control (as defined in the agreement) the agreement will continue in effect and any termination of the agreement will be treated as being without cause, entitling Ms. Carstens to the severance benefits discussed above. Assuming a termination date of December 31, 2012, as required by SEC rules, the approximate value of the severance benefits would have been $114,792 for Ms. Carstens. In addition, the terms of the stock options granted to Ms. Carstens provide for accelerated vesting in the event of a change-in-control. Assuming that a change-in-control occurred at December 31, 2012, as required by SEC rules, the approximate value of the vesting stock options would have been zero as the exercise price to be paid by Ms. Carstens exceeded the Company’s stock price at December 31, 2012.

Mr. Boegner’s employment agreement with the Company provides for a base salary.  He is eligible for performance-based compensation in the form of an annual bonus under the Company’s Short-Term Incentive Plan and is eligible to participate in the 2010 Long-Term Incentive Plan.  The agreement requires Mr. Boegner to acquire and maintain holdings of Ballantyne’s Common Stock in accordance with the Ballantyne’s stock ownership and retention policies as set forth in the Company’s Corporate Governance Principles. In the event that his employment is terminated by Ballantyne without good cause or by Mr. Boegner for good reason, as these terms are defined in the agreement, then he will receive his base salary for period equal to three (3) weeks for each year that he has been employed by the Company.  In addition, Ballantyne will pay for or reimburse Mr. Boegner for the cost of health insurance during this same period. He is eligible to participate in and/or receive other benefits provided to other employees of the Company including an automobile allowance. Assuming a termination date of December 31, 2012, as required by SEC rules, the approximate value of the severance benefits would have been $342,786 for Mr. Boegner.

Mr. Stark is entitled to severance and other benefits such as accrued vacation pursuant to the Company’s then-existing severance policy. Assuming a termination date of December 31, 2012, as required by SEC rules and assuming applicability of the Company’s then-existing severance policy of providing employees with at least five years of service (1.5) one and one half weeks of severance for each year of employment, the value of severance and benefits for Mr. Stark under the same assumptions would have been approximately $43,261.

 In January 2012, Mr. Herrmann notified the Company that he would resign effective in April 2012. Mr. Herrmann and the Company entered into a written retention agreement providing for his continued employment through April 2, 2012. Mr. Herrmann received his then-present salary of $175,000 per year, prorated through his last day of employment. He also received a one-time retention payment of approximately $105,000, and the cash value of accrued vacation days of approximately $20,000, both of which were paid after the retention period was completed. The agreement also contained a customary release of claims.

Compensation Risk Assessment

The Company has evaluated its compensation policies and practices as they relate to risk management and risk taking incentives. Based upon this evaluation we have concluded that the risks arising from the Company’s relatively modest and uncomplicated compensation structure are not reasonably likely to have a material adverse effect on the business.

Compensation Committee Interlocks and Insider Participation

During 2012 there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities and Exchange Act of 1934.

Compensation Committee Report

The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement and based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Marc E. LeBaron, Chair
William F. Welsh, II
Mark D. Hasebroock
Samuel C. Freitag

Executive Compensation

The following table sets forth information regarding all forms of compensation earned by the Company’s Named Executive Officers during the last three fiscal years. Each Named Executive Officer (other than Mr. Herrmann) was employed by the Company during all of fiscal 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock award(s) ($)(5)		Option Awards ($)		Non-Equity Incentive Plan Comp. ($)(4)	Change in Pension Value & Nonqualified Def. Comp. Earnings ($)	All Other Compensation ($)(18)	Total ($)
Gary L. Cavey(1)	2012	340,000	—	94,000	(6)	—		150,875	—	87,005	808,556
President and Chief	2011	300,000	—	57,751	(7)	—		57,749	—	8,064	423,564
Executive Officer	2010	50,000	—	—		256,005	(3)	—	—	—	306,005
Mary A. Carstens(2)	2012	207,000	—	56,400	(8)	83,679		72,450	—	53,922	473,451
Senior Vice President,	2011	80,000	—	26,951	(9)	4,409	(3)	26,949	—	12,232	150,541
Treasurer, and Chief Financial Officer
Christopher D. Stark	2012	202,550	—	56,400	(10)	83,679		70,893	—	66,757	480,279
Senior Vice President and	2011	195,700	—	26,053	(11)	—		26,049	—	15,452	263,254
Chief Operating Officer	2010	190,000	—	29,925	(12)	—		29,925	—	19,175	269,025
Ray F. Boegner	2012	213,210	—	56,400	(13)	83,679		69,027	—	86,226	508,542
Senior Vice President	2011	206,000	—	27,756	(14)	—		27,761	—	14,273	275,790
	2010	200,000	—	31,500	(15)	—		31,500	—	23,711	286,711
Kevin Herrmann (17)(18)	2012	47,142	—	—		—		—	—	126,847	173,989
Vice President,	2011	175,100	—	—		—		37,975	—	11,575	224,650
Secretary and Treasurer	2010	170,000	—	26,775	(16)	—		26,775	—	23,862	247,412

(1)	Mr. Cavey was hired by the Company in November 2010.

(2)	Ms. Carstens was hired by the Company in July 2011.

(3)	The option award of non-qualified stock options was made outside of the Company’s existing stock compensation plans pursuant to applicable regulations allowing for such an arrangement.

(4)	These amounts represent annual cash incentive awards received under the Company’s Short-Term Incentive Plan.

(5)
The amounts in this column represent the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board ASC Topic 718. For additional information relating to the assumptions made in valuing and expensing these awards for 2010 refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

(6)	Consists of the fair value for the January 11, 2012 grant of 20,000 shares of restricted stock in accordance with the 2010 Long-Term Incentive Plan which vests over a four (4) year period .

(7)	Consists of the grant date fair value of 11,762 shares of restricted stock granted during 2012 achieving 2011 performance targets under the Short-Term Incentive Plan.

(8)	Consists of the fair value for the January 11, 2012 grant of 12,000 shares of restricted stock in accordance with the 2010 Long-Term Incentive Plan which vests over a four (4) year period .

(9)	Consists of the grant date fair value of 5,489 shares of restricted stock granted during 2012 for achieving 2011 performance targets under the Short-Term Incentive Plan.

(10)	Consists of the fair value for the January 11, 2012 grant of 12,000 shares of restricted stock in accordance with the 2010 Long-Term Incentive Plan which vests over a four (4) year period .

(11)	Consists of the grant date fair value of 5,306 shares of restricted stock granted during 2012 for achieving 2011 performance targets under the Short-Term Incentive Plan.

(12)	Consists of the grant date fair value of 3,851 shares of restricted stock granted during 2011 for achieving 2010 performance targets under the Short-Term Incentive Plan.

(13)	Consists of the fair value for the January 11, 2012 grant of 12,000 shares of restricted stock in accordance with the 2010 Long-Term Incentive Plan which vests over a four (4) year period .

(14)	Consists of the grant date fair value of 5,653 shares of restricted stock granted during 2012 for achieving 2011 performance targets under the Short-Term Incentive Plan.

(15)	Consists of the grant date fair value of 4,054 shares of restricted stock granted during 2011 for achieving 2010 performance targets under the Short-Term Incentive Plan.

(16)	Consists of the grant date fair value of 3,446 shares of restricted stock granted during 2011 for achieving 2010 performance targets under the Short-Term Incentive Plan.

(17)
Mr. Herrmann served as Vice President, Secretary and Treasurer of the Company from July 2011 until his resignation on April 2, 2012.  From September 2006 to July 2012, Mr. Herrmann also served as CFO of the Company.  In addition to his base 2012 salary of $175,100 (prorated to the date of his resignation), Mr. Herrmann received a one-time retention payment of approximately $105,000, and the cash value of accrued vacation days of approximately $20,000, both of which were paid after the retention period was completed.

(18)
The Company provides its executives with certain employee benefits. These benefits include excess life and disability insurance, certain auto expenses, moving and temporary allowance reimbursements and contributions made by the Company under the Ballantyne Retirement and Savings Plan described herein and are identified and quantified for 2012 below:

	Mr. Cavey	Ms. Carstens	Mr. Boegner	Mr. Stark	Mr. Herrmann
Auto Expenses	—	—	12,000	—	—
Performance Units	74,620	47,151	47,151	47,151	—
Accrued Vacation Pay-out	—	—	16,400	12,147	20,000
Employer match on Retirement and Savings Plan	8,958	4,538	7,248	6,265	1,536
Excess life and disability insurance	3,427	2,233	3,427	1,194	311
Retention Payments	—	—	—	—	105,000
Total All Other Compensation	$87,005	$53,922	$86,226	$66,757	$126,847

The following table sets forth information concerning each grant of an award made to the Company’s Named Executive Officers during the last completed fiscal year.

Grants of Plan-based Awards for Fiscal 2012

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(3)(4)	(#)	($/share)	($)(5)
Gary L. Cavey	1/11/2012 (1)	141,100	170,000	242,250	-	-	-	-	-	-	-
	1/11/2012(3)	-	-	-	-	-	-	20,000	49,000	4.70	-
	1/11/2012(4)	-	-	-	-	-	-	11,762	-	-	57,751
	1/11/2012(2)	30,334	60,667	91,001	-	-	-	-	-	-	-
Mary A. Carstens	1/11/2012 (1)	60,134	72,450	103,241	-	-	-	-	-	-	-
	1/11/2012(3)	-	-	-	-	-	-	12,000	30,000	4.70	-
	1/11/2012(4)	-	-	-	-	-	-	5,489	-	-	26,951
	1/11/2012(2)	19,167	38,334	57,501	-	-	-	-	-	-	-
Christopher D. Stark	1/11/2012 (1)	58,841	70,893	101,022	-	-	-	-	-	-	-
	1/11/2012(3)	-	-	-	-	-	-	12,000	30,000	4.70	-
	1/11/2012(4)	-	-	-	-	-	-	5,306	-	-	26,053
	1/11/2012(2)	19,167	38,334	57,501	-	-	-	-	-	-	-
Ray F. Boegner	1/11/2012 (1)	61,938	74,624	106,338	-	-	-	-	-	-	-
	1/11/2012(3)	-	-	-	-	-	-	12,000	30,000	4.70	-
	1/11/2012(4)	-	-	-	-	-	-	5,653	-	-	27,756
	1/11/2012(2)	19,167	38,334	57,501	-	-	-	-	-	-	-
Kevin S. Herrmann		-	-	-	-	-	-	-	-	-	-
	1/11/2012	-	-	-	-	-	-	-	-	-	-

(1)
Represent the dollar amount of the estimated future payout upon satisfaction of certain conditions under the Short-Term Incentive Plan granted during fiscal 2012. The Compensation Committee approved the 2012 incentive plan awards for the named executive officers on February 13, 2013. Such amounts were paid during the first quarter of 2013. See the 2012 Summary Compensation Table for those amounts.

(2)
On January 11, 2012, 527,000 performance units in the aggregate, were granted under our 2010 Long-Term Incentive Plan to our named executive officers.  The performance period of the grants shall start on January 1 and end on December 31 of the 2012, 2013, and 2014 fiscal years.  Each performance unit represents the right to receive from 0% to 150% of the target number of units valued at $1.00 per unit. The number of units earned in 2012 is based on achieving Sales and Net Income targets as established by the Compensation Committee.

(3)
On January 11, 2012, the Compensation Committee granted 56,000 shares of restricted stock under our 2010 Long-Term Incentive Plan to our named executive officers which vests upon Grantee’s continuous service with the Company.  One-quarter (1/4) of the restricted stock will vest on January 11, 2013 through 2016 provided the Grantee has been continuously employed by the Company.

(4)
The amounts in this column represent total grant awards made during 2012 pursuant to the 2005 Restricted Stock Plan as partial payment for goals met under the Short-Term Incentive Plan for fiscal 2011.

(5)
The amounts in this column represent the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board ASC Topic 718 during the applicable fiscal year. For additional information relating to the assumptions made in valuing and expensing these awards for 2012 refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

The following table sets forth information concerning outstanding equity awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units Of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary L. Cavey	33,333	16,667	-	$8.32	11/1/2020	-	-	-	-
Gary L. Cavey	12,250	-	36,750	$4.70	1/11/2022	-	-	20,000	94,000
Mary C. Carstens	2,200	-	-	$4.07	7/25/2021	-	-	-	-
Mary C. Carstens	7,500	-	22,500	$4.70	1/11/2022	-	-	12,000	56,400
Christopher D. Stark	7,500	-	22,500	$4.70	1/11/2022	-	-	12,000	56,400
Ray F. Boegner	7,500	-	22,500	$4.70	1/11/2022	-	-	12,000	56,400

The following table sets forth information concerning exercised options and vesting of stock awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
Gary L. Cavey	-	-	11,762	57,751
Mary A. Carstens	-	-	5,489	26,951
Christopher D. Stark	-	-	5,306	26,052
Ray F. Boegner	-	-	5,653	27,756
Kevin Herrmann	-	-	-	-

(1)	Difference between the exercise price and the market price on the date of vesting or exercise.

Director Compensation

The following table sets forth the compensation paid to the Company’s directors in fiscal 2012. Mr. Cavey serves as a director however he receives no separate compensation for this service and his compensation is reflected within the various other tables in the Compensation Discussion and Analysis portion of this Proxy Statement.

	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Comp. Earn. ($)	All Other Comp. ($)	Total ($)
William F. Welsh, II (2)	37,750	29,657	—	—	—	—	67,407
Marc E. LeBaron (2)	35,500	29,657	—	—	—	—	65,157
Mark D. Hasebroock (2)	31,750	29,657	—	—	—	—	61,407
Samuel C. Freitag (2)	31,000	29,657	—	—	—	—	60,657
Donde Plowman (2)	30,000	29,657	—	—	—	—	59,657
James C. Shay (1)	19,083	29,657	—	—	—	—	48,740
Alvin Abramson (3)	19,917	—	—	—	—	—	19,917
		—	—	—	—	—

(1)
In 2012, Mr. Shay received (a) a prorated annual retainer from the date he was elected a director of $5,833 which consisted of a $4,167 retainer received as director compensation and a $1,666 retainer received as Chairman of the Audit Committee; (b) $1,500 for each Board meeting attended; and (c) $500 for each Board meeting held via teleconferencing. Although not included in the above table, the director is reimbursed for his out-of-pocket expenses of attending Board meetings.

(2)
In 2012, Messrs. Welsh, LeBaron, Hasebroock and Freitag and Dr. Plowman received (a) an annual retainer of $25,000; (b) $1,500 for each Board meeting attended; and (c) $500 for each Board meeting held via teleconferencing. Although not included in the above table, the directors are reimbursed for their out-of-pocket expenses of attending Board meetings.

(3)
Former director of the Company who retired when his term ended in May 2012.  In 2012, Mr. Abramson received (a) a prorated annual retainer through the end of his term of $2,083; (b) $1,500 for each Board meeting attended; and (c) $500 for each Board meeting held via teleconference. Although not included in this table, the director was also reimbursed for out-of-pocket expenses for attending Board meetings.

(4)
In May 2012, Messrs. Hasebroock, LeBaron, Welsh, Freitag, Shay and Dr. Plowman were each granted 4,700 shares of restricted stock under the 2008 Non-Employee Directors’ Restricted Stock Plan. The restricted stock vests on the day preceding the 2013 Annual Meeting of Stockholders. The amounts shown in this column include the fair value of the annual restricted stock award on the date of grant which was $6.31.  For additional information relating to the assumptions made in valuing and expensing these awards for 2012 refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is comprised of James C. Shay (Chair), Marc E. LeBaron, Mark D. Hasebroock, Samuel C. Freitag and Donde Plowman, each of whom is an independent director of the Company under the rules adopted by Securities and Exchange Commission and the NYSE MKT. Mr. Abramson served as Chair of the Audit Committee until May 2, 2012.

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP acts as the Company’s independent registered public accounting firm and they are responsible for conducting an independent audit of the Company’s annual financial statements in accordance with the standards of the PCAOB and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2012 with management of the Company and with representatives of KPMG. The discussions with KPMG also included the matters required by Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee reviewed the independence of KPMG. The Audit Committee discussed KPMG’s independence with them and has received written disclosures and a letter from KPMG regarding their independence as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based upon its review and the discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

The foregoing report is submitted by the Audit Committee in accordance with the requirements of the Securities Exchange Act of 1934 and the rules and regulations there under.

James C. Shay (Chair)
Marc E. LeBaron
Mark D. Hasebroock
Samuel C. Freitag
Donde Plowman

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

At the 2012 Annual Meeting, the stockholders’ approved, by advisory vote, annual frequency for future advisory votes on executive compensation (“say-on-pay vote”). This advisory vote was accepted by the Board of Directors.

The annual advisory say-on-pay vote on executive compensation is a non-binding vote on the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules promulgated by the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure. The advisory say-on-pay vote is not a vote on the Company’s general compensation policies, compensation of the Board, or the Company’s compensation policies as they relate to risk management.

The Compensation Committee believes the Company’s executive compensation program reflects a strong philosophy that rewards performance and is closely aligned with stockholders’ long-term interests. The Compensation Discussion and Analysis section of this Proxy Statement provides a more detailed discussion of the Company’s executive compensation policies and practices.

Non-Binding Advisory Resolution

We are asking our stockholders to indicate their support for the Company’s executive compensation program as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related materials disclosed in this Proxy Statement is hereby APPROVED.”

This advisory say-on-pay vote on executive compensation is not binding on the Board. However, the Board values the opinion of our stockholders and will take into account the result of the vote when making future decisions regarding executive compensation.

Required Vote

If a quorum is present, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this resolution.

Our Board recommends a vote FOR adoption of the advisory resolution approving the compensation of the Company’s Named Executive Officers.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENTAUDITORS

KPMG LLP, certified public accountants served as the independent registered public accounting firm for the Company since 1995. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make any statement they might desire and will also be available to respond to appropriate questions from stockholders. The following table sets forth the aggregate fees for professional service rendered by KPMG LLP, for each of the last two fiscal years:

Category of Fee	2012	2011
Audit Fees(1)	$406,740	$406,594
Audit Related Fees	—	—
Tax Fees(2)	74,746	70,753
All Other Fees	—	—
Total	$481,486	$477,347

(1)
Includes fees for professional services rendered during the fiscal year for the audit of our annual financial statements and for reviews of the financial statements included in our quarterly reports on Form 10-Q.

(2)	Includes fees related to tax preparation, tax compliance, and tax planning.

As discussed on page 8, the Audit Committee has implemented pre-approval procedures consistent with the rules adopted by the Securities and Exchange Commission.

There were no fees billed by KPMG LLP, for the Company’s most recent fiscal year for professional services rendered in connection with financial information systems design and implementation.

KPMG LLP has been appointed by the Audit Committee as the Company’s independent auditors for the fiscal year ending December 31, 2013. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

If stockholders fail to ratify the appointment of KPMG LLP as the Company’s independent auditors, the Audit Committee will reconsider whether to retain KPMG LLP, but may ultimately decide to retain them. Any decision to retain KPMG LLP or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of KPMG LLP, the Audit Committee retains the right to appoint a different independent registered public accounting firm for fiscal 2013 if the Audit Committee determines that it would be in the Company’s best interests to do so.

Our Board recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2013.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

STOCKHOLDER PROPOSALS

In accordance with the rules of the Securities and Exchange Commission, stockholder proposals must be received by November 24, 2013 to be considered for inclusion in the Proxy Statement for the 2014 Annual Meeting of Stockholders which is expected to be held in May 2014. It is suggested that any stockholder desiring to submit a proposal, do so by Certified Mail, Return Receipt Requested. Stockholders should also note that, in addition to the requirement of timely receipt by the Board of Directors of a proposal as stated above, such proposal will not be included in the proxy solicitation material for the 2014 Annual Meeting of Stockholders unless it otherwise complies with the Company’s Bylaws, requirements of Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated and in effect thereunder.

ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Ballantyne believes that all persons, subject to these reporting requirements filed the required reports on a timely basis during 2012.

(This page has been left blank intentionally.)

Ballantyne STRONG

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, EST, on May 8, 2013.

Vote by Internet

- Go to **www.envisionreports.com/BTN**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

Proposal 1 – ELECTION OF DIRECTORS

Nominees:	For	Withhold		For	Withhold		For	Withhold
01 - William F. Welsh, II	☐	☐	02 - Gary L. Cavey	☐	☐	03 - Samuel C. Freitag	☐	☐
04 - Marc E. LeBaron	☐	☐	05 - Mark D. Hasebroock	☐	☐	06 - Donde Plowman	☐	☐
07 - James C. Shay	☐	☐						

	For	Against	Abstain
Proposal 2 – The advisory (non-binding) resolution regarding executive compensation.	☐	☐	☐
Proposal 3 – Ratifying the appointment of KPMG LLP as the Company's independent auditors.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

01LHQA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

BallantyneSTRONG

Proxy — BALLANTYNE STRONG, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 9, 2013

The undersigned hereby appoints Gary L. Cavey and Mary A. Carstens, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Ballantyne Strong, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders, of the Company to be held at the Hampton Inn & Suites Omaha-Downtown at 1212 Cuming Street, Omaha, Nebraska 68102, on the 9th of May 2013 at 9:00 a.m., Local Time, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED, FOR APPROVAL OF THE NON-BINDING RESOLUTION REGARDING EXECUTIVE COMPENSATION, FOR RATIFYING THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS AND IN ACCORDANCE WITH THE INSTRUCTIONS OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS.

(Continued and to be marked, dated and signed, on the other side)